Exhibit 99.1
For Immediate Release
Virbac S.A. and Virbac Corporation Sign Tender Offer and Merger Agreement
Carros, France, and Fort Worth, Texas — August 10, 2006 — Virbac S.A. (Euronext — Compartiment B / Code ISIN: FR0000031577) and Virbac Corporation (Nasdaq — VBAC) announced that they have signed today a Tender Offer and Merger Agreement, pursuant to which Labogroup Holding, Inc., a U.S. wholly owned subsidiary of Virbac S.A., will offer to purchase all of the outstanding shares of Virbac Corporation’s common stock not already owned by Virbac S.A. or its subsidiaries. Upon the recommendation of the Special Committee of Virbac Corporation’s Board of Directors, composed of independent directors, the full Board of Directors of Virbac Corporation unanimously approved the Tender Offer and Merger Agreement at a meeting held on August 10. Such agreement provides for the commencement by Labogroup Holding, Inc. of a cash tender offer for all the shares of Virbac Corporation common stock not owned by Virbac S.A. or its subsidiaries as soon as practicable at $5.25 per share.
As previously announced, the tender offer will be subject to a non-waivable condition that the shares tendered, together with the shares currently owned by Virbac S.A. and its subsidiaries, constitute at least 90% (ninety percent) of the outstanding shares of common stock of Virbac Corporation. If completed, the tender offer would be followed promptly by a merger of Labogroup Holding, Inc. into Virbac Corporation. Non-tendering stockholders would receive the same cash price per share in the merger as the tender offer price. The tender offer will not be subject to any financing condition.
About Virbac S.A.:
          Founded in 1968 and located in Carros, France, nearby Nice, Virbac S.A. is a global pharmaceutical company dedicated exclusively to animal health. It ranks 9th among veterinary companies worldwide. Its large range of biological and pharmaceutical products offers treatment and prevention for companion and food producing animals main pathologies. Virbac products are sold in more than 100 countries and through 24 foreign subsidiaries; the Group employs 2,230 people worldwide. Virbac S.A. has been listed on the Paris stock exchange (now Euronext ®) since 1985.
About Virbac Corporation:
Virbac, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products,

IVERHART® PLUS Flavored Chewables, and Preventic®. For more information on Virbac Corporation and its products, please visit www.virbaccorp.com.
This press release is available on Virbac S.A.’s website at: www.virbac.com, and on the website of the Autorité des Marchés financiers at: www.amf-france.org.
Disclaimers
A TENDER OFFER FOR THE OUTSTANDING SHARES OF VIRBAC CORPORATION COMMON STOCK HAS NOT YET COMMENCED. IF A TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF VIRBAC CORPORATION SHOULD READ THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF VIRBAC CORPORATION CAN OBTAIN THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF VIRBAC CORPORATION MAY ALSO OBTAIN COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING VIRBAC S.A. WHEN THE DOCUMENTS BECOME AVAILABLE.
No communication or information relating to the proposed tender offer of Virbac S.A. for the shares of Virbac Corporation not already held by Virbac S.A. or its subsidiaries (the “Offer”) may be distributed to the public in any jurisdiction in which a registration or approval requirement applies other than the United States of America. No action has been (or will be) taken in any jurisdiction where such action would be required outside of the United States of America in order to permit a public offer. The Offer and the acceptance of the Offer may be subject to legal restrictions in certain jurisdictions. Virbac S.A. assumes no responsibility for any violation of such restrictions by any person.
This press release, including any information included or incorporated by reference in this press release, contains “forward-looking statements” concerning Virbac S.A. and Virbac Corporation. These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.
This document does not constitute, or form part of, a tender offer in France for a class of equity securities of Virbac Corporation or an offer or invitation to purchase any Virbac S.A. rights and shares and neither it nor part of it shall form the basis of, or be relied upon in connection with, any contract or commitment whatsoever.

II. VIRBAC: PASSIONATE ABOUT ANIMAL HEALTH
A.	Euronext — Compartiment B / code ISIN: FR0000031577

B.	Corporate Finance: Phone: 33 4 92 08 71 32
E-mail: finances@virbac.fr — Website: www.virbac.com
Virbac S.A. Contact: Michel Garaudet
Chief Financial Officer
Virbac Corporation Contact: Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
1- 817-831-5030